Exhibit 10.5
CONSTRUCTION-TERM LOAN AGREEMENT
     THIS CONSTRUCTION-TERM LOAN AGREEMENT (“Agreement”) is made and entered into this 26th day of October, 2006, by and among BANKFIRST, a South Dakota state bank (“Lender”), and IOWA RENEWABLE ENERGY, LLC an Iowa limited liability company (“Borrower”).
WITNESSETH:
     WHEREAS, Borrower has requested that Lender extend to it a construction-term loan as more fully described in this Agreement (the “Loan”); and
     WHEREAS, Lender has agreed to extend the Loan to Borrower upon the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement the defined terms in this Article I, and any other terms defined in this Agreement, i.e., those terms beginning with a capital letter, will have the meanings ascribed to each such term (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Certain capitalized terms used but not defined herein shall have the meaning ascribed to them in other Loan Documents.
(a)	“Advance” — An advance of the Commitment by Lender to Borrower pursuant to Article II hereof.

(b)	“Agreement” — This Construction-Term Loan Agreement, including any amendment hereof or supplement hereto.

(c)	“Change in Control” – means the occurrence of one or more of the following events: (a) acquisition of Control of the Borrower or any guarantor of any portion of the Obligations (as defined in Section 7.13) by any person or entity or group of persons or entities who does not Control the Borrower or such guarantor on the date of this Agreement, or (b) occupation of a majority of the seats on the board of directors (or other similar governing body) of Borrower or any guarantor of any portion of the Obligations by persons who were neither (1) nominated by the immediately previous board of directors or (2) appointed by directors so nominated.

(d)	“Commitment” — The commitment of Lender to make advances to Borrower to construct the Project in an aggregate principal amount of up to and including THIRTY FOUR MILLION SEVEN HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($34,715,000).

(e)	“Commitment Termination Date” – February 1, 2013, or the date of the termination of Lender’s Commitment pursuant to Section 6.02 hereof, whichever date occurs earlier.

(f)	“Completion Guaranty” – That certain Completion Guaranty dated of even date herewith of General Contractor (“Completion Guarantor”).

(g)	“Construction Contract” – shall mean the Standard Form of Design-Build Agreement and General Conditions Between Owner and Contractor dated May 2, 2006 between Borrower and the General Contractor for the construction of the Project.

(h)	“Contractor” — Any person, including the General Contractor, who shall be engaged to work on or to furnish materials, labor and supplies for the Project.

(i)	“Control” - means the power, directly or indirectly, either to (a) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a person or entity, or (b) direct or cause the direction of the management and policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controls,” “Controlling,” “Controlled by,” and “under common Control with” have meanings correlative thereto.

(j)	“Control Agreement” — An agreement among Lender, Borrower, and any third party that maintains a deposit account or investment property in favor of Borrower, pursuant to which Lender’s security interest in such assets is perfected under the Uniform Commercial Code of the applicable jurisdiction of such account.

(k)	“Conversion Date” – February 1, 2008

(l)	“Current Assets” means the aggregate amount of assets of the Borrower which, in accordance with GAAP, may be properly classified as current assets, after deducting without limitation capitalized lease obligations.

(m)	“Current Liabilities” means (i) all Debt of the Borrower due on demand or within one year from the date of determination thereof, and (ii) all other items (including taxes accrued as estimated) which, in accordance with GAAP, may be properly classified as current liabilities of the Borrower.

(n)	“Debt” means (i) all items of indebtedness or liability of Borrower which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of Borrower’s balance sheet on the date as of which Debt is to be determined, plus (ii) indebtedness secured by any mortgage, pledge, lien or security interest on property of Borrower, whether or not the indebtedness secured thereby shall have been assumed, plus (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations of Borrower in respect of, or to purchase or otherwise acquire indebtedness of others.

(o)	“Debt Service Coverage Ratio” shall mean the ratio of Project EBITDA (excluding any federal or state tax credits or incentives) to the maximum principal and interest payments on the Loan during each month (for the first twelve (12) months of Project operations), and for the trailing twelve (12) consecutive months after the Project has been in operation for twelve (12) months. Calculations of Debt Service Coverage Ratio will exclude any required Sinking Fund payments and any required deposits to the Debt Service Reserve Fund and shall exclude any principal and interest payments on any subordinated loans, other financing or distributions to members or shareholders of the Borrower.

(p)	“Disbursing Agent” – First American Title Insurance Company (Minneapolis office).

(q)	“Disbursing Agreement” — The Disbursing Agreement of even date herewith, executed by and between Borrower, Lender and the Disbursing Agent pertaining to the disbursement of the Advances to or on behalf of Borrower.

(r)	“Draw Request” — The Draw Request form that is submitted to Lender when Advances are requested in the form attached hereto as Exhibit A and incorporated herein by reference.

(s)	“Drawings and Specifications” — The drawings and specifications prepared by the design engineer and process engineer for the Project.

(t)	“Environmental Indemnity Agreement” — The Environmental Indemnity Agreement of even date herewith from Borrower in favor of Lender.

(u)	“Environmental Laws” — Any international, federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the Mortgaged Property of Borrower, including without limitation the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984; (iii) the Hazardous Materials Transportation Act, as amended; (iv) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976; (v) the Safe Drinking Water Act; (vi) the Clean Air Act, as amended; (vii) the Toxic Substances Control Act of 1976; (viii) the Occupational Safety and Health Act of 1977, as amended; (ix) the Emergency Planning and Community Right-to-Know Act of 1986; (x) the National

Environmental Policy Act of 1975; (xi) the Oil Pollution Act of 1990; and any similar or implementing state law; and any other state or federal statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.
(v)	“Equity” — $22,950,000, consisting of evidence (such as cancelled checks, invoices or a certificate prepared by an independent accountant) has been previously spent on Project Costs or is available and will be spent prior to the commencement of Loan advances; and the difference between the Project Cost and the Commitment, being the amount Borrower is required to invest in the Project in accordance with the provisions of Section 3.01 of this Agreement.

(w)	“Event of Default” — One of the Events of Default specified in Section 6.01 hereof.

(x)	“Farm Products” – has the meaning ascribed thereto in the UCC (as defined hereunder).

(y)	“Fixed Charge Coverage Ratio” – The ratio of Project EBITDA (excluding any federal or state tax credits or incentives) to maximum Loan principal and interest payments (excluding balloon principal payments at Loan maturity) plus maximum principal and interest payments required on all other loans or other financing sources and all capital leases during each month (for the first twelve (12) months of Project operation), and for the trailing twelve (12) consecutive months after the Project has been in operation for twelve (12) months.

(z)	“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. § 1631, as amended, and the regulations promulgated thereunder.

(aa)	“GAAP” – Generally accepted accounting principals in the United States, as in effect from time to time, consistently applied.

(bb)	“General Contractor” – Renewable Energy Group, Inc.

(cc)	“Hard Costs” — The costs of constructing the Project that are set forth as Hard Costs on the Project Cost Statement.

(dd)	“Hazardous Substance” — Any hazardous or toxic material, substance or waste, pollutant or contaminant that is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the Mortgaged Property of Borrower, or its use, including, but not limited to any material, substance or waste, that is: (i) defined as a hazardous substance under any Environmental Laws; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products; (iii) polychlorinated biphenyls; (iv) lead; (v) urea formaldehyde; (vi) asbestos or asbestos containing materials; (vii) flammable explosives; (viii) infectious materials; (ix) radioactive materials; (x) mold; or (xi) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any Environmental Laws.

(ee)	“Inspecting Engineer” – The inspecting engineer retained by the Lender: Archer Engineering.

(ff)	“Loan Documents” — This Agreement, the Note, the Mortgage, the Environmental Indemnity Agreement and all other security or collateral documents executed by Borrower, Completion Guarantor and/or Process and Performance Guarantor in connection herewith or therewith.

(gg)	“Management and Operational Services Agreement” – That certain contract for feedstock procurement, marketing and management by and between Borrower and Renewable Energy Group, Inc., dated August 25, 2006.

(hh)	“Material Adverse Effect” — With respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, or liabilities of Borrower, (b) the ability of Borrower or any other party (other than Lender) to perform any of its obligations under the Loan Documents, (c) the rights and remedies of Lender under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

(ii)	“Material Contract” - An agreement to which Borrower is or hereafter becomes a party which is material to the operation of Borrower’s business.

(jj)	“Mortgage” — The Construction Mortgage of even date herewith, executed by Borrower to Lender creating a first priority mortgage on the Mortgaged Property and a security interest in all of the personal property located thereon or used in connection therewith as security for payment of the Note.

(kk)	“Mortgaged Property” — The land and improvements (including the Project) situated in Washington County, Iowa, and other personal property located thereon, as more particularly described in the Mortgage.

(ll)	“Note” — The promissory note from Borrower to Lender of even date herewith in the original principal amount of THIRTY FOUR MILLION SEVEN HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($34,715,000).

(mm)	“Permitted Encumbrances” – Those matters set forth on Exhibit B annexed hereto and made a part hereof.

(nn)	“Process and Performance Guaranty” – That certain Guaranty of Process and Performance dated of even date herewith executed and delivered by General Contractor (“Process and Performance Guarantor”).

(oo)	“Project” — The construction of a bio-diesel plant on the Mortgaged Property as more fully described in the Construction Contract and the Drawings and Specifications.

(pp)	“Project Budget” – The total cost of completing the Project as set forth in the Project Cost Statement.

(qq)	“Project Cost” – Approximately $57,665,000, being the estimated amount necessary to complete the construction of the Project, including hard and soft costs.

(rr)	“Project Cost Statement” — The certificate of Borrower in which Borrower certifies to Lender the total of all Hard Costs and Soft Costs necessary to complete the Project in accordance with the Drawings and Specifications, and certifies to Lender the amount and source of Borrower’s Equity, all as verified by Inspecting Engineer.

(ss)	“Project Documents” — Collectively the Construction Contract, the Drawings and Specifications, the Sworn Construction Statement, the Project Cost Statement, and all other contracts of Borrower or the General Contractor with respect to the Project.

(tt)	“Project EBITDA” – shall mean all gross Project revenues before interest, taxes, depreciation and amortization (excluding any federal or state tax credits or incentives) less: (1) all Project operating expenses; (2) deposits into an escrow account (to be held by Lender) sufficient to fund annual real estate taxes; (3) amounts required to pay Project management fees; (4) amounts required to pay all Project insurance costs; (5) all regularly scheduled Loan principal and interest payments, and (6) all deposits to the Debt Service Reserve have been made.

(uu)	“Soft Costs” — The cost of constructing the Project that are set forth as Soft Costs on the Project Cost Statement.

(vv)	“Subordinated Debt” means all indebtedness of Borrower that is subordinated to Lender pursuant to an agreement, which shall include loans made by members of Borrower in accordance with its operating agreement and indebtedness which does not constitute a Permitted Encumbrance, and otherwise reasonably acceptable to Lender.

(ww)	“Substantial Completion” — The date on which General Contractor issue a Certificate of Substantial Completion of the Project and Borrower demonstrates compliance with the conditions of Section 3.03 of this Agreement.

(xx)	“Sworn Construction Statement” — A sworn construction statement duly executed by the General Contractor showing all Contractors having contracts or subcontracts for specific portions of the work on the Project, and the amounts due or to become due to each such Contractor, including all Hard Costs and expenses of any kind incurred and to be incurred in connection with the Project.

(yy)	“Title Company” – First American Title Insurance Company.

ARTICLE II.
COMMITMENT TO MAKE ADVANCES,
DISBURSEMENT PROCEDURES AND DEPOSIT OF FUNDS
     Section 2.01 The Advances. Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to Borrower from time to time during the period from the date hereof to the Commitment Termination Date in an aggregate principal amount of up to and including the maximum amount of the Commitment to pay for acquisition of the land, to pay for or to reimburse Borrower for the payment of the costs actually incurred in connection with the Project, that shall include but not be limited to costs of permits, licenses, labor, supplies, materials, services, equipment and insurance premiums, but shall not include any profit to Borrower acting in the capacity as developer or general contractor, establish an Interest Reserve and pay all closing costs. The obligation of Borrower to repay the Advances shall be evidenced by the Note, containing the terms relating to maturity, interest rate, and other matters as set forth therein. All Advances shall be disbursed by the Disbursing Agent pursuant to the terms and conditions hereof and the Disbursing Agreement. As used herein, the term “Disburse” or “Disbursement” shall mean the disbursement of Advances made or to be made by the Disbursing Agent as provided herein and in the Disbursing Agreement. Advances of Loan proceeds shall be made after all Borrower Equity has been advanced.
     Section 2.02 Disbursement Procedures for Advances. For advances to fund the Project:
(a)	Whenever Borrower desires to obtain an Advance hereunder, such requests to be made no more often than monthly, Borrower shall submit to Lender and the Disbursing Agent a Draw Request, duly executed on behalf of Borrower setting forth the information requested therein. Each Draw Request shall be submitted at least ten (10) business days before the date the Advance is desired. With respect to Hard Costs, each Draw Request shall be limited to amounts equal to (i) the total costs actually incurred and paid or owed by Borrower to the date of such Draw Request for work on the Project acceptably completed, as approved by Lender, plus (ii) the cost of materials and equipment not incorporated in the Project, but delivered to and suitably stored at the Project site, less (iii) a commercially appropriate retainage amount based on the recommendation of Lender’s Inspecting Engineer, which hold back shall be retained by Lender until Substantial Completion of the Project (the “Retainage”), and less prior Advances. Notwithstanding anything herein to the contrary, no Advance for material stored at the Project site will be made by Lender unless Borrower shall advise Lender of its intention to so store materials prior to their delivery and provides suitable security for such storage. With respect to all Soft Costs, each Draw Request shall be limited to the total of such costs actually incurred by Borrower to the date of such Draw Request, less prior Advances for such costs. Each Draw Request shall be accompanied by a certification by the General Contractor that (i) the Project is being constructed in accordance with the Drawings and Specifications in a good and workmanlike manner and that the work has been completed and the materials are in place as indicated in the Draw Request, (ii) the undisbursed amount of the Commitment is in an amount sufficient to pay the remaining unpaid costs and expenses anticipated to complete the Project, and (iii) such other and further information as may be requested by Lender from time to time. All Advances will be made in accordance with the amounts assigned to the various items in the Sworn Construction Statement and the Project Cost Statement (as amended from time to time to reflect authorized change orders), and no Advance will be made for any amount in excess of the values assigned such items in the Sworn Construction Statement and the Project Cost Statement. Each Draw Request shall constitute an affirmation by Borrower that all representations and warranties set forth in Article IV are true and correct as of the date of such Draw Request.
(b)	At the time of submission of each Draw Request, Borrower shall submit to Lender and the Disbursing Agent the following:
(i)	A written lien waiver with respect to all Hard Costs from each Contractor for work done and materials supplied by it that were paid for pursuant to the preceding Draw Request.

(ii)	Documentation reasonably acceptable to Lender (receipts, canceled checks and the like) evidencing payment of all Soft Costs that were paid in connection with the immediately preceding Draw Request, excluding amounts drawn for payment of interest on the Advances or fees due to Lender.

(iii)	Such other supporting evidence as may be requested by Lender or the Disbursing Agent to substantiate all payments that are to be made out of the relevant Draw Request and/or to substantiate all payments then made with respect to the Project.
(c)	If on the date an Advance is desired Borrower has performed all of its agreements and complied with all requirements therefor to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Article III hereof, Lender shall transmit to the Disbursing Agent the amount of the requested Advance, less amounts owing to Lender (which will be applied directly by Lender), and the Disbursing Agent will disburse such funds pursuant to and in accordance with the terms of the Disbursing Agreement. Each Advance shall bear interest at the rate provided in the Note from the date such Advance is transmitted by Lender to the Disbursing Agent.
     Section 2.03 Deposit of Funds by Borrower. If Lender shall at any time determine that the undisbursed amount of the Commitment is less than the amount required to pay all costs and expenses of any kind that may be anticipated in connection with the Project, and if Lender shall thereupon send written notice thereof to Borrower specifying the amount required to be deposited by Borrower with the Disbursing Agent to provide sufficient funds to complete the Project, Borrower shall, within thirty (30) calendar days of receipt of any such notice, deposit with the Disbursing Agent the amount of funds specified in Lender’s notice. If required by Lender after reasonable consideration of all funds available including the construction contingency fund, Borrower shall also deposit with the Disbursing Agent, within thirty (30) calendar days of demand by Lender, funds equal to any increase in the Project Cost resulting from an authorized change order. Borrower agrees that any funds deposited with the Disbursing Agent shall be disbursed by the Disbursing Agent before any further disbursements of the Commitment.
     Section 2.04 Disbursements Without Receipt of Draw Request. Notwithstanding anything herein to the contrary, Lender shall have the irrevocable right at any time and from time to time to cause an advance of the Commitment or a disbursement of funds that are on deposit with Lender or the Disbursing Agent to pay principal or interest on the Note as and when said payments become due and to pay any and all costs and expenses referred to in Section 7.03 hereof, and following the occurrence of an uncured Event of Default to pay any and all costs and expenses necessary to complete the Project, or to satisfy any obligation of Borrower pursuant to the terms of this Agreement or the other Loan Documents, all without receipt of a Draw Request from Borrower.
     Section 2.05 Additional Security. Borrower irrevocably assigns to Lender and grants to Lender a security interest in, as additional security for the performance of the Obligations, (as defined in Section 7.13) its interest in all funds held by the Disbursing Agent pursuant hereto or the Disbursing Agreement, whether or not disbursed, all funds deposited by Borrower with Lender, all reserves, including deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project and, to the extent assignable, all governmental permits obtained for the lawful construction of the Project.
     Section 2.06 Suspension of Construction. If Lender determines that any work or materials do not conform to the Drawings and Specifications or applicable law, or otherwise departs from any of the requirements of this Agreement, Lender may require the work to be stopped and withhold disbursement of Construction Loan Advances until the matter is corrected. In such event, Borrower will promptly correct the work to Lender’s satisfaction. No such action by Lender will affect Borrower’s obligation to complete the Project on or before the Conversion Date.
ARTICLE III.
CONDITIONS OF LENDING
     Section 3.01 Conditions Precedent to Lending. The obligation of Lender to make the initial Advance hereunder shall be subject to the condition precedent that Borrower shall be in compliance with the conditions contained in Section 3.02 and the further condition precedent that Lender shall have received the following:
(a)	The Note, Mortgage, Assignment of Leases and Rents, Completion Guaranty, Process and Performance Guaranty, UCC Financing Statements, Environmental Indemnity Agreement, Opinion of Borrower’s Counsel, Borrower’s organizational documents, and other Loan Documents as required hereunder, all of which shall be satisfactory to Lender and Lender’s legal counsel in form and content, and duly executed and delivered to Lender.

(b)	A current appraisal prepared by a state licensed appraiser approved by Lender indicating an appraised value of the Mortgaged Property as follows: an “as stabilized” value of the Project that will result in a Loan to value ratio of not more than sixty five percent (65%). The appraisal shall be addressed to Lender and state that it has been prepared on Lender’s behalf. The form of the appraisal and the appraisal methods shall otherwise be satisfactory to Lender and shall conform to all requirements of State and Federal law. Upon completion of construction, at the expense of Borrower, the appraiser shall reinspect and recertify the value of the Mortgaged Property “as built.”
(c)	A “marked-up commitment” for a mortgagee’s title insurance policy duly endorsed by the Title Company that: (i) names Lender as primary insured in the full principal amount of the Commitment; (ii) insures the Mortgage to be a valid first lien on the Mortgaged Property; and (iii) is free from exceptions for (1) matters that would be disclosed by a survey or inspection, (2) mechanics’, contractors’ or materialmen’s liens and lien claims, (3) rights and claims of parties in possession, (4) easements or claims of easements not shown by the public records, including appurtenant easements and (5) other exceptions not specifically approved by Lender and as set forth in Exhibit B. All real estate taxes are current and all levied and pending assessments as of the date of the Mortgage shall be paid in full. The policy shall include a Form 3.1 zoning endorsement, an ALTA Form 9 comprehensive endorsement, a variable rate endorsement, a survey endorsement, and such other endorsements as Lender may reasonably require under the circumstances. Any undefined easements shall be defined and any appurtenant easements required for the Mortgaged Property must be executed and delivered and must satisfy requirements of the Title Company and Lender in the sole and uncontrolled discretion of the Title Company, Lender and Lender’s legal counsel.

(d)	An ALTA survey of the Mortgaged Property, satisfactory to Lender and the Title Company, prepared by a registered land surveyor, which will include the legal description and area of the Mortgaged Property, show and certify to the perimeter lot lines, dimensions and vectors, the location of all existing footings, foundations and improvements, utilities, easements, rights of way, building set back lines, curb lines and encroachments, and the intended location of the Project according to the Drawings and Specifications to be submitted and approved by Lender as provided herein. Said survey shall be prepared for Lender’s and the Title Company’s benefit and shall be certified by the surveyor in form acceptable to Lender and Title Company. The survey shall be updated, as necessary to show the footings or foundations of the Project when the footings or foundation is completed, and shall be updated again to show the location of the “as-built” Project prior to the final disbursement of Loan proceeds.

(e)	Copies of all building and other permits necessary for construction of the Project. Lender shall also receive a certificate of the engineer (or the opinion of Borrower’s legal counsel) to the effect that all permits required by any governmental authority for construction and operation of the Project have been obtained.

(f)	Evidence satisfactory to Lender that the Project complies with all building codes and zoning and subdivision ordinances applicable thereto, and that the Project and its use thereof are in compliance with all other state, federal, and local laws and regulations.

(g)	Copies of the contracts between Borrower and the General Contractor, as well as the contracts between the General Contractor and all major subcontractors.

The Construction Contract shall be a fixed-price or maximum-cost contract. All such contracts shall be in form satisfactory to Lender and Lender’s legal counsel and shall, together with the Drawings and Specifications, be assigned to Lender. The General Contractor, and any subcontractors or other contractors, if required by Lender, shall consent to such assignments. Borrower shall also provide to Lender any contract entered into by Borrower, or any proposed tenants or franchisees doing business on the property of Borrower, directly with any contractor, engineer, architect or professional concerning the provision of materials and/or labor and/or services to the Project.

(h)	Internally prepared current financial statements of Borrower, certified as true and correct by the party giving the same. All such financial statements shall (i) indicate all assets, liabilities, contingent liabilities and income, and (ii) include separate financial statements for each significant asset (e.g., if partnership interests are shown as an asset, the financial statements of the partnership shall also be provided). All financial and credit information must be satisfactory to Lender in form and substance.

(i)	Satisfactory soil test borings and soil reports that are acceptable to Lender.

(j)	Written evidence from the proper municipal authorities and public utility companies that all utilities, including water, electricity and natural gas, sewage and related services are or will be available to the Mortgaged Property upon completion of the Project.

(k)	All reciprocal easement agreements, maintenance agreements, and other easements relating to the Mortgaged Property as Lender or Lender’s legal counsel may require, if any, for parking, access, utility and other purposes, all of which shall be satisfactory to Lender and Lender’s legal counsel in form and content.

(l)	Evidence satisfactory to Lender that no petroleum product or other Hazardous Substance is present on the Mortgaged Property, and that no asbestos-containing products, urea-formaldehyde foams or PCB’s are being used in the construction of the Project. Such evidence shall include a Phase I Environment Report, and if necessary a Phase II Environmental Report, prepared by a licensed engineer or other qualified environmental consultant acceptable to Lender. The report shall be addressed to Lender and state that it was prepared for Lender. If the report indicates that petroleum products or other Hazardous Substances are present, the report shall identify such materials and shall analyze (including cost and time factors) recommended methods of removal. Borrower warrants that no asbestos containing-products, urea-formaldehyde foam insulation or PCB’s will be used in the construction or equipping of the Project.

(m)	Delivery of the Sworn Construction Statement and the Drawings and Specifications.

(n)	Delivery of the Project Cost Statement certified by the Borrower.

(o)	Evidence satisfactory to Lender that Borrower has expended or has deposited with the Lender or Disbursing Agent not less than the amount of the required Equity in payment of costs and expenses incurred in connection with the Project that would be otherwise properly payable from an Advance, together with satisfactory lien waivers for Hard Costs paid with such funds.

(p)	The Disbursing Agreement, duly executed by the Disbursing Agent, Borrower and Lender.

(q)	Delivery of a payment and performance bond from General Contractor.

(r)	Payment to Lender of a commitment fee of $433,938.00.

(s)	Copy of the Management and Operational Services Agreement.

(t)	Delivery of UCC, tax lien, judgment and bankruptcy searches for the Borrower.

(u)	Delivery of proof of insurance.

(v)	Deposit or allocate Equity funds already on deposit with Lender the amount of $5,000,000 for working capital for the express purpose of hedging.

(w)	Delivery of all executed Loan Documents in proper form for recording or filing, as applicable, and all necessary recordings and filings have been delivered to the Title Company for recording or filing.

(x)	Lender shall have received from the Borrower the following, each, unless otherwise noted, dated as of the Closing Date:
(i)	Copies of Borrower’s charter documents and all amendments thereto (the “Constituent Documents”), together with a good standing certificate from the Secretary of State of the State of Iowa and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such state, each dated within thirty (30) days prior to the Closing Date;

(ii)	A Certificate of Borrower certifying (A) its Constituent Documents, (B) resolutions approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) incumbency of the appropriate officer executing this Agreement and the other Loan Documents.
(y)	Delivery by counsel to Borrower of a legal opinion concerning this transaction in substantially the form attached as Exhibit D.

(z)	A Control Agreement related to each deposit or investment account maintained with any party other than Lender.

(aa)	A collateral assignment in favor of Lender of each Material Contract in existence on the date hereof.
     Section 3.02 Further Conditions Precedent to All Advances. The obligation of Lender to make any Advance hereunder including each subsequent Advance shall be subject to the condition precedent that Borrower shall be in compliance with all conditions set forth in Sections 3.01 and further conditions precedent that on the date of each Advance:
(a)	No Event of Default hereunder, or event that would constitute such an Event of Default but for the requirement that notice be given or that a period of grace or time elapse, shall have occurred and be continuing and all representations and warranties made by Borrower in Article IV shall continue to be true and correct as of the date of such Advance.

(b)	No determination shall have been made by Lender that the undisbursed amount of the Commitment is less than the amount required to pay all costs and expenses of any kind that may be anticipated in connection with the Project; or if such a determination has been made and notice thereof sent to Borrower, Borrower has deposited the necessary funds with the Disbursing Agent or Lender in accordance with Section 2.03 hereof.

(c)	The disbursement requirements of Section 2.02 hereof and of the Disbursing Agent set forth in the Disbursing Agreement have been satisfied.

(d)	If required by Lender or Disbursing Agent, Lender and the Disbursing Agent shall be furnished with an updated Sworn Construction Statement for the Project.

(e)	Borrower shall have provided to Lender such evidence of compliance with all of the provisions of this Agreement as Lender may reasonably request.

(f)	No license or permit necessary for the construction of the Project shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction thereover.
     Section 3.03 Conditions Precedent to the Final Advance. The obligation of Lender to make the final Advance and to release the Retainage shall be subject to the condition precedent that Borrower shall be in compliance with all conditions set forth in Sections 3.01 and 3.02 and, further, that the following conditions shall have been satisfied:
(a)	The Project, including all landscape and parking requirements, has been substantially completed in accordance with the Drawings and Specifications and Lender shall have received a Certificate of Completion from the General Contractor certifying that (i) the construction of the Project has been completed in accordance with the Drawings and Specifications (with the exception of any minor items (“Punch List Items”)) (ii) all labor, services, materials and supplies used in the Project have been paid for or will be paid for from the proceeds of the final Advance and (iii) the completed Project conforms with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the Project and the Mortgaged Property. The General

Contractor shall also deliver to Lender a list of Punch List Items acceptable to Lender, specifying dates by which the Punch List Items shall be completed, together with General Contractor’s written contract to complete the Punch List Items as specified. The amount of the final Advance and/or the Retainage to be released shall be reduced by an amount equal to 150% of the scheduled value of the Punch List Items, which sum shall be held by Lender pending the completion of the Punch List Items to the satisfaction of Lender.
(b)	Lender has received each of the following documents and approvals, each of which shall be satisfactory to Lender and Lender’s legal counsel:
(i)	An as-built survey;

(ii)	A final Sworn Construction Statement executed by the General Contractor and Borrower;

(iii)	A final Certificate of Occupancy issued by the appropriate municipal or governmental inspecting authority;

(iv)	All necessary and appropriate inspecting certifications;

(v)	An approval for disbursement from the Inspecting Engineer after its final inspection of the Project.

(vi)	A title endorsement from the Title Company that reflects the absence of any liens or other matters affecting title that are objectionable to the Lender.

(vii)	Final lien waivers executed by the General Contractor and all subcontractors.
     Section 3.04 Insurance. Borrower shall obtain and shall continuously maintain thereafter the following policies of insurance:
During Construction and Prior to Completion
Builder’s Risk Insurance — Builder’s Risk Insurance written on a completed value basis in an amount equal to the full replacement cost of the building and improvements at the date of completion with coverage available on the so-called non-reporting “all risk” form of policy, including coverage against collapse and water damage and fire, with standard non-contributing mortgagee clauses, such insurance to be in such amounts and form and written by such companies as shall be approved by Lender which approval shall not be unreasonably withheld, conditioned or delayed, and the insurance certificates evidencing such policies (together with appropriate endorsement thereto, evidence of payment of premiums thereon and written agreements by the insurer or insurers therein to give Lender thirty (30) days’ prior written notice of any intention to cancel).
Contractor’s Liability — Contractor’s Comprehensive General Liability Insurance including operations, product liability, contingent liability operations,

operations of subcontractors, completed operations, contractual liability insurance and comprehensive automobile liability insurance (including hired and non-owned liability) and with combined single limit and general aggregate coverage for personal and bodily injury and property damage of at least $2,000,000.00 for each occurrence, $3,000,000.00 general aggregate and with $5,000,000.00 excess liability coverage.
Worker’s Compensation — Statutory worker’s compensation coverage in the required amounts.
Flood — Flood insurance if any part of the Mortgaged Property is now (or subsequently determined to be) located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and amendment or successor act thereto) in an amount at least equal to the lesser of the full replacement cost of all buildings and equipment on the Mortgaged Property, the outstanding principal amount of the Note or the maximum limited of coverage available with respect to the buildings and equipment under said Act;
After Completion
All Risk — All risk/open perils special form property insurance with extended coverages including any building contents, sprinkler coverage, fire coverage, Contingent Operations of Building Laws/Ordinance or Law Endorsement (including demolition cost, loss to undamaged portions of any buildings and increased cost of construction) with limits of 100% replacement cost and with no co-insurance provision or if the insurance carrier requires, co-insurance provisions with an agreed amount endorsement in amount acceptable to Lender, and with no exclusions for terrorism or terrorist acts;
Boiler and Pressure Vessels — Insurance against loss or damage from i) leakage of sprinkler systems and ii) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any improvements on the Mortgaged Property and including broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment (including electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) located in, on or about the Mortgaged Property and any improvements thereon in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing the same;
Rents/Income — Rents Loss or Business Interruption insurance covering risk of loss due to the occurrence of any hazards insured against under the required fire and extended coverage insurance in an amount equal to one (1) year’s loss of income as such income may change from time to time due to changes in income from the Mortgaged Property;
Flood — Flood insurance if any part of the Mortgaged Property now (or subsequently determined to be) is located in an area identified by the Federal

Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and amendment or successor act thereto) in an amount at least equal to the lesser of the full replacement cost of all buildings and improvements on the Mortgaged Property, the outstanding principal amount of the Note or the maximum limited of coverage available with respect to the buildings and improvements under said Act;
CGL — Commercial general public liability insurance (including product liability, completed operations, contractual liability, host liquor liability, broad form property damage, and personal injuries, including death resulting therefrom) and with combined single limit and general aggregate coverage for personal and bodily injury and property damage of at least $2,000,000.00 for each occurrence, $3,000,000.00 general aggregate and with $5,000,000.00 excess liability coverage.
Maximum deductible on all coverages and policies shall be no greater than $10,000.00. The insurance carrier must be rated A, Class XII, or better, by Best’s Rating Service. Such insurance policies shall be written on forms and with insurance companies satisfactory to Lender, shall be in amounts sufficient to prevent Borrower from becoming a co-insurer of any loss thereunder, shall insure Lender as a first mortgagee on the casualty and business interruption/loss of rents coverage under a standard mortgagee clause and shall name Lender as an “additional insured” on all required liability coverages and policies. Insurance certificates evidencing such insurance and evidence of payment of premiums thereon and written agreements by the insurer or insurers therein to give Lender thirty (30) days’ prior written notice of any intention to cancel. If no such copy is available, Lender will accept a binder for a period not to exceed ninety (90) days. Borrower shall, within thirty (30) days prior to the expiration of any such policy, deliver insurance certificates evidencing the renewal of such insurance together with evidence of the payment of current premiums therefor. Any vacancy, change of title, tenant occupancy or use, physical damage, additional improvements or other factors affecting any insurance contract must be promptly reported to Lender. All binders, certificates of insurance, and original or certified copies of policies must name Borrower as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agent. In the event of a foreclosure or trustee’s sale under the Mortgage or any acquisition of the Mortgaged Property by Lender all such policies and any proceeds payable therefrom, whether payable before or after a foreclosure sale, or during the period of redemption, if any, shall become the absolute property of Lender to be utilized at its discretion. In the event of foreclosure or the failure to obtain and keep any required insurance Borrower empowers Lender to effect the above insurance upon the Mortgaged Property at Borrower’s expense and for the benefit of Lender in the amounts and types aforesaid for a period of time covering the time of redemption from sale, and if necessary therefore, to cancel any or all existing insurance policies. Borrower agrees to pay Lender such fees as may be permitted under applicable law for the costs incurred by Lender in determining, from time to time, whether the Mortgaged Property are located within an area having special flood hazards. Such fees shall include the fees charged by any organization providing for such services.
     Section 3.05 No Waiver. The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and Lender reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advance.
ARTICLE IV.
REQUIRED RESERVES, SINKING FUND AND ESCROW ACCOUNT
     Section 4.01 Interest Reserve. A sum in the amount of $1,571,062.00 shall be unfunded and reserved for the payment of interest owed on the loan (the “Interest Reserve”). It is the intent of the parties hereto, that all Advances made pursuant to a Draw Request shall include, but not be limited to, an Advance from the unfunded Interest Reserve to pay interest then due under the Loan. It is the further intent of the parties hereto that in the event an interest payment is due under the terms of the Note but (i) no Draw Request has been made; or (ii) a Draw Request has been submitted such that the interest payment cannot be timely made as part of the Draw Request, THEN Lender may draw from the Interest Reserve to pay such accrued interest then due. If the term of the Construction Phase (as defined in the Note) is extended or if the Interest Reserve is otherwise depleted such that there would not be enough funds available to pay interest through the Construction Phase, Borrower shall be required to replenish the Interest Reserve at the time of extension or determination of depletion. Upon completion of the Construction Phase, all unused funds in the Interest Reserve shall be advanced and deposited into the Debt Service Reserve. If at any time the Interest Reserve is exhausted or Lender determines, at its sole discretion, it is insufficient due to interest rate adjustments, Borrower will, within 10 calendar days of Lender’s request, deposit with Lender an amount sufficient for the funding of interest payments over the remaining term of the Loan.
     Section 4.02 Debt Service Reserve. At the Conversion Date, the balance of the Interest Reserve shall be advanced and deposited into a custodial account in the name of Borrower held with Lender or other national bank designated by Lender and reserved for any required debt service of the Loan (the “Debt Service Reserve”). Commencing one month following the Conversion Date, Borrower shall make monthly deposits to the Debt Service Reserve until such time as the balance equals $1,319,265.00 (“Required Reserve Amount”). Monthly deposits shall consist of not less than one-third (1/3) of all available monthly Project EBITDA. Lender may advance funds from the Debt Service Reserve for the following purposes:
(a)	In the Event of a Default in the payment of principal and/or interest under the Note, Lender may advance funds from the Debt Service Reserve in an amount to cure such default; and

(b)	In the event of a default in the payment of a premium of the property insurance on the Mortgaged Property, Lender may advance funds from the Debt Service Reserve in an amount necessary to cure such default.
In the event of an advance from the Debt Service Reserve to Lender to cure a default pursuant to this section, Borrower shall, within ninety (90) days, deposit funds sufficient to bring the balance of the Debt Service Reserve to the Required Reserve Amount. Interest on the Debt Service Reserve monies is payable to Borrower and may be withdrawn annually provided there is no existing or continuing Event of Default. Upon repayment of the Loan, all monies in the Debt Service Reserve shall be payable to Borrower.
     Section 4.03 Capital Improvements Reserve. Commencing one month after the Conversion Date, Borrower shall be required to deposit into a custodial account held with

Lender, or other national bank as approved by Lender, in the amount of $10,417 per month from Project EBITDA (or other amount available after the required deposit has been made to the Debt Service Reserve), up to a maximum of $125,000.00 (the “Reserve Cap”).
     If at any time the Capital Improvements Reserve falls below the Reserve Cap, the Borrower shall replace such deficiency through monthly deposits as required above until the Capital Improvements Reserve is fully replenished up to the Reserve Cap.
     At Lender’s option, following the Conversion Date, disbursements from the Capital Improvements Reserve will be disbursed to Borrower (or paid directly by Lender) for capital improvements, including but not limited to repairs, replacements and other capital improvements to the Project plant and equipment. Lender shall have no obligation to disburse from the Capital Improvements Reserve (i) if an Event of Default has occurred and is continuing hereunder, or (ii) for any other purpose or to any other person other than for which the Capital Improvements Reserve was established; provided that if an Event of Default has occurred, the Lender may disburse from the Capital Improvements Reserve in its sole discretion to the repayment of the Loan or to any of the Project Costs as it may determine in its discretion. Borrower hereby grants to Lender a first security interest in the Capital Improvements Reserve. Amounts held in the Capital Improvements Reserve shall be disbursed from time to time as required in increments as needed to satisfy the item for which the Capital Improvements Reserve has been established. Such requests shall be made not more often than monthly, in writing, addressed to the Lender certifying the amount to be disbursed and accompanied by:
(a)	An Application for Payment signed by the Borrower identifying the repairs completed and/or labor and materials involved in completing the capital expenditures and certifying that such work has been completed, and accompanied by all bills for labor and material incurred, and/or receipts for purchase of furniture fixtures and equipment.

(b)	If Lender requires, an inspection report from its retained inspector verifying the work has been completed and installed as the case may be, in a good and workmanlike manner and in compliance with all construction, use, building zoning and other governing laws, rules and regulations and the Americans With Disabilities Act.

(c)	Such approval of the work done and/or final certificates of occupancy as may be required by the municipality or governmental agency having jurisdiction over the Project evidencing compliance with the applicable building codes and ordinances governing the work.

(d)	Lien waiver from all laborers and materialmen performing work for which an Application For Payment is submitted.
Lender may require that the Title Company issue a downdate endorsement to the policy dated as of the disbursement date assuring no change in the insuring conditions and no further exceptions to the policy. If Lender is satisfied that the requirements are satisfied, Lender shall, within ten (10) business days thereafter, disburse the amount requested in the Application for Payment. At its option, Lender may make such disbursement directly to the persons or entities supplying the materials for or performing the repairs or to the Title Company for disbursement by the Title Company to the payees.

     Section 4.04 Sinking Fund. Commencing one month after the Conversion Date, one third (1/3) of all monthly Project EBITDA shall be applied to a reduction of Loan principal. At such time as the outstanding principal balance of the Loan is reduced to an amount equal to or less than $20,182,750.00, no additional deposits into the Sinking Fund will be required.
     Section 4.05 Working Capital Reserve. At Loan closing, Borrower shall deposit $5,000,000.00 into a custodial account in the name of Borrower held with Lender or other national bank designated by Lender which shall be reserved strictly for hedging purposes and as provided in this Section 4.05, and Borrower shall be required to provide sufficient evidence of use acceptable to Lender prior to any funding from such working capital reserve. The balance of any loan or contingent grant by the Iowa Department of Economic Development to Borrower will be reserved against the amount of this working capital reserve account and Borrower will not have access to such funds to this extent.
     Section 4.06 Tax Escrow Account. Upon the occurrence of an Event of Default, Lender may, in its sole discretion, require Borrower to deposit monthly into a custodial account held with Lender, or other national bank as approved by Lender, an amount sufficient to fund the annual real estate taxes. Disbursement from the Tax Escrow Account shall be made annually upon Borrower’s request and presentation of tax statement.
ARTICLE V.
WARRANTIES, REPRESENTATIONS AND COVENANTS OF BORROWER
     Section 5.01 Representations and Warranties. Borrower represents and warrants as follows:
(a)	The Loan Documents to which Borrower is a party have been duly executed and delivered to Lender by Borrower, as applicable, and each Loan Document constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with the terms thereof (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors’ rights generally).

(b)	The Project and the intended use thereof for the purpose and in the manner contemplated by this Agreement are permitted by and comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all development, pollution control, water conservation, environmental and other laws, regulations, rules and ordinances of the United States and the State of Iowa and the respective agencies thereof, and the political subdivision in which the Mortgaged Property is located.

(c)	There is no suit, action or proceeding pending or, to the knowledge of Borrower threatened against or affecting Borrower before or by any court, arbitrator, administrative agency or other governmental authority that if adversely determined, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)	Borrower has filed all federal and state tax returns and informational reports required to be filed, which returns properly reflect the taxes owed by it for the period covered thereby and Borrower has paid all taxes that are due pursuant to said returns and paid all present installments of any assessments, fees and other governmental charges upon it or upon its property.

(e)	No consent, approval or authorization of or permit or license from or registration with or notice to any federal or state regulatory authority or any third party is required in connection with the making or the performance of the Loan Documents, the Project, or with respect to any other aspect of the Project or the Mortgaged Property, or, if so required, such consent, approval, authorization, permit or license has been requested and obtained or such registration made or notice given or such other appropriate action taken on or prior to the date hereof (other than with respect to the occupancy of the Mortgaged Property that cannot be obtained until completion of the Project).

(f)	Borrower is not in default of a material provision under any Material Contract, instrument, decree or order to which it is a party or to which its property is bound or affected.

(g)	There has been no material adverse change in the financial condition of Borrower since the date of certification of Borrower’s financial statements previously delivered to Lender.

(h)	Borrower is in compliance with all (a) applicable laws, rules, and regulations, (b) orders of any governmental authority, and (c) all indentures, agreements or other instruments binding upon it or its properties; except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i)	Borrower has good title to or a valid leasehold interest in all of the real and personal property material to operation of Borrower’s businesses. Borrower owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by Borrower does not infringe on the rights of any other party, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(j)	Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, not misleading.

(k)	Borrower has obtained all licenses, consents, approvals, authorizations and permits of governmental authorities which Borrower is required to obtain in connection with construction of the Project and operation of Borrower’s business, including but not limited to any of the foregoing related to environmental laws, zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits, and occupancy certificates. Borrower has provided true and correct copies of such licenses, consents, approvals, authorizations and permits to Lender.
(l)	Neither Borrower nor any of its affiliates is in violation of (a) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (c) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. Borrower shall i) ensure that no person or entity that owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the Specially designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order Relating thereto, and (iii) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

(m)	Borrower is not (i) an “investment company,” as defined in, or subject to regulations under, the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

(n)	Borrower is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a “plan,” and the assets of the Borrower do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

(o)	The Loans, including interest rates, fees and charges as contemplated hereby, are business loan, and no proceeds thereof shall be used for personal, family or consumer purposes; the Loan is an exempted transaction under the Truth in Lending Act, 12 U.S.C. § 1601 et seq.
     Section 5.02 Covenants. On and after the date hereof and until payment in full of the Note and payment and performance of all other obligations of Borrower hereunder, and so long as any portion of the Loan referenced herein remain in effect, Borrower agrees as follows:

(a)	The Mortgaged Property shall comply with all applicable restrictions, conditions, ordinances, regulations and laws of governmental departments and agencies having jurisdiction over the Mortgaged Property, and shall not violate any private restrictions or covenants or encroach upon or interfere with easements affecting the Mortgaged Property, and that Borrower will commence and carry on continuously, diligently and with reasonable dispatch, the construction of the Project in conformance to the Drawings and Specifications, free from all mechanic’s, laborer’s and material man’s liens and in a good and workmanlike manner, and complete the same prior to the maturity date of the Note.

(b)	To keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Project Documents (other than immaterial terms approved by Lender in the reasonable exercise of its discretion); not to amend, modify, supplement, terminate, cancel or waive any of the terms, covenants, conditions or requirements of any of said documents without the prior written consent of Lender; and to execute and deliver such amendments, modifications, supplements and extensions of said documents as may be reasonably requested by Lender.

(c)	To use its best efforts to require the General Contractor and each Contractor to comply with all rules, regulations, ordinances and laws bearing on its conduct in the construction of the Project.

(d)	To furnish to Lender as soon as possible and in any event within seven (7) days after Borrower has obtained knowledge of the occurrence of an event that would constitute an Event of Default hereunder or a violation of any of the covenants or obligations of Borrower under this Agreement or that would cause any of the representations or warranties hereunder to be false or misleading in any respect, or an event that with the giving of notice or lapse of time or both would constitute an Event of Default, that is continuing on the date of such statement, in which case Borrower shall deliver a signed statement setting forth the details of such violation or event and the action that has been taken, is being taken, or that Borrower proposes to take, to correct the same.

(e)	To hold Lender harmless, and Lender shall have no liability or obligation of any kind to Borrower, creditors of Borrower or any third party, in connection with any defective, improper or inadequate workmanship performed in or about, or materials supplied to the Mortgaged Property, or any mechanic’s, supplier’s or material man’s liens arising as a result of such defective, improper or inadequate workmanship or materials, and upon Lender’s request, to replace or cause to be replaced, any such defective, improper or inadequate workmanship or materials.

(f)	To pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or upon its income or profits, or upon its assets or properties, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon the property or assets of Borrower; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings and for which it shall have set aside adequate reserves.
(g)	To keep the Mortgaged Property and all improvements, buildings and fixtures thereon in good working order and condition.

(h)	As soon as available, and within one hundred twenty (120) days after the end of each calendar year, a copy of the annual financial statements of Borrower, that shall include the balance sheet of Borrower as at the end of such year and related statements of income and expenses, statement of changes in financial position, a statement of changes in capital accounts and a statement of allocation of distribution of profits and losses of Borrower, all in reasonable detail, prepared in accordance with GAAP (or tax accounting reconciled to GAAP) and reviewed by a reputable accounting firm. Such statements shall be accompanied a Covenant Compliance Certificate in the form of Exhibit C attached hereto and by the annual federal income tax returns of Borrower, including all schedules, for the preceding taxable year as filed with the Internal Revenue Service unless an extension has been obtained for filing taxes and then within thirty (30) days after final filing.

(i)	Beginning with the first quarter after the completion of the Project, as soon as available, and within thirty (30) days after the end of each quarter, a copy of the quarterly financial statement of Borrower that shall include the balance sheet of Borrower as at the end of such quarter and related statements of income and expenses, statement of changes in financial position, a statement of changes in capital accounts and a statement of allocation of distribution of profits and losses of Borrower, all in reasonable detail, prepared in accordance with GAAP (or tax accounting reconciled to GAAP). Such statements shall be accompanied by a Covenant Compliance Certificate in the form of Exhibit C hereto.

(j)	As soon as possible, and within ninety days (90) days after the end of each calendar year, an annual operating statement of the Project detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower in the form approved by Lender, and, if available, any operating statement prepared by an independent certified public accountant within thirty (30) days of the date of such statement is made available to Borrower.

(k)	As soon as possible, and within ten (10) days after the end of each month, a Covenant Compliance Certificate in the form attached hereto as Exhibit C.

(l)	Within ten (10) days after Lender’s request therefor, Borrower shall deliver to Lender such other information as Lender may reasonably request from time to time.

(m)	Borrower shall maintain and preserve its existence as a limited liability company and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time. Without at least 30 days prior written notice Borrower shall not (i) change its legal name, (ii) change its state of organization, or (iii) change the location of its chief executive office.
(n)	Commencing the twelfth (12th) month following the Conversion Date, the Borrower shall maintain a monthly Debt Service Coverage ratio of not less than 1.25 to 1.00.

(o)	Commencing the twelfth (12th) month following the Conversion Date, the Borrower shall maintain a monthly Fixed Charge Coverage ratio of not less than 1.50 to 1.00.

(p)	Commencing the sixth (6th) month following the Conversion Date, and monthly thereafter, Borrower shall maintain a ratio of Current Assets to Current Liabilities of not less than 1.50 to 1.00.

(q)	Commencing at the end of the first full calendar year following the Conversion Date, the Chief Financial Officer of the Borrower shall certify (and confirm by audit report on the Borrower following fiscal year end) that the ratio of total Loan principal and all other debt obligations of the Borrower to Project earnings before interest, taxes, depreciation and amortization for the previous twelve (12) months shall not be more than 2.50 to 1.00.

(r)	Promptly upon entering into a Material Contract, Borrower shall notify Lender of the same and collaterally assign such Material Contract to Lender and, if requested by Lender, cause the counter party to such Material Contract to consent to such collateral assignment.

(s)	If Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, Borrower shall, at its own expense, use it best efforts to take such steps to insure that all liens and security interests and encumbrances of any kind (except the security interests granted to Lender pursuant hereto or under the Loan Documents) in such acquired Collateral are terminated or release, including, without limitation, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of liens, security interests and encumbrances of any kind (except the security interests granted to the Lender pursuant hereto or under the Loan Documents); provide, however, that Borrower may contest and need not obtain the release or termination of any lien, security interest or encumbrance asserted by any creditor of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefore in accordance with GAAP. Upon Lender’s request, Borrower agrees to forward to Lender promptly after receipt copies of all notices of liens and master lists of effective financing statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, Borrower agrees to provide Lender with the names of persons or entities who supply Borrower with such Farm

Products and such other information as Lender may reasonably request with respect to such persons and entities.
(t)	If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then Borrower (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such terms is used in Article 7 of the UCC and (ii) will deliver all such receipts to Lender (or person or entity designated by Lender) within five (5) days of Lender’s request and from time to time thereafter. If no default or Event of Default or occurrence which with the passage of time or the giving of notice would constitute a default or Event of Default then exists, Lender agrees to deliver to Borrower any receipt so held by Lender or its designated agent upon Borrower’s request in connection with Borrower’s sale or other disposition of the underlying Collateral, if such disposition is in the ordinary coarse of Borrower’s business.
     Section 5.03 Negative Covenants. Borrower agrees that without the prior written consent of Lender:
(a)	Borrower shall not grant any security interest in the Mortgaged Property or any part thereof, or create or permit to be created or allow to exist any mortgage, encumbrance or other lien upon the Mortgaged Property.

(b)	Borrower shall not agree or consent to any material changes in the Project Documents; provided however, changes to the Project Documents which do not affect the aesthetics or diminish the value of the Project and which are in an amount not exceeding $100,000 in the aggregate shall not require Lender consent or approval or be in violation of this section.

(c)	Borrower shall not incorporate in the Project any materials, fixtures or property that are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage or otherwise.

(d)	Borrower shall not assume, guaranty, or become an obligor or surety for the obligations of any third party.

(e)	Borrower shall not incur any indebtedness other than the Loan and trade payables in the ordinary course of its business.

(f)	Borrower shall not make any principal or interest payments on any subordinated debt or other financing sources nor any distributions to shareholders or members of the Borrower from Project EBITDA until the following have been paid in full: (1) regularly scheduled Loan principal and interest payments; (2) amounts required to be deposited into the Debt Service Reserve; (3) required Sinking Fund payments; and (4) required deposits into Capital Improvements Reserve.

(g)	Borrower shall not maintain any deposit account or investment property (each as defined in the UCC) with any party other than Lender that is not subject to a Control Agreement.

(h)	Borrower will not engage in any business other than businesses of the type conducted by Borrower on the date hereof and businesses reasonably related thereto.

(i)	Borrower will not purchase, hold or acquire any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person or entity, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other person or entity that constitute a business unit, or create or form any subsidiary, except: loans or advances to employees, officers or directors of Borrower in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $100,000 at any time.

(j)	Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; and (b) the sale of inventory in the ordinary course of business.

(k)	Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any affiliate, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties in comparable transactions.

(l)	Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit any lien upon any of its assets or properties, whether now owned or hereafter acquired.

(m)	Borrower will not enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

(n)	Except to the extent as could not reasonably be expected to result in a Material Adverse Effect, Borrower will not amend, modify or waive any of its rights under (a) its certificate or articles of organization, operating agreement, bylaws or other organizational documents or (b) any Material Contract.

(o)	Borrower will not make any significant change in accounting treatment or reporting practices, except as required by generally accepted accounting principles, or change its fiscal year.

(p)	Borrower will not use the proceeds of any Loan, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose that violates the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System, or for speculative purposes, including, without limitation, speculating in the commodities and/or futures markets.
     Section 5.04 Environmental Representation, Warranties and Covenants, and Indemnities. To induce Lender to make and fund the Loan, Borrower hereby represents, warrants, covenants and agrees as follows:
(a)	That, except as heretofore disclosed to Lender in writing (i) the Mortgaged Property has never been used by Borrower or to the best of their knowledge by any previous owners or occupants or current occupants to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substances and no such Hazardous Substances exist on the Mortgaged Property or in its soil or groundwater, (ii) the Project will not be constructed with asbestos, asbestos containing materials, urea formaldehyde insulation or any other chemical or substance that has been determined to be a hazard to health and/or the environment, (iii) there does not presently exist, nor to best of their knowledge have there been in the past, electrical transformers or other equipment that have dielectric fluid-containing polychlorinated biphenyls (PCBs) located in, on or under the Mortgaged Property, (iv) to the best of Borrower’s knowledge, the Mortgaged Property has never contained any underground storage tanks, (v) Borrower has not received or has any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning the existence of Hazardous Substances on the Mortgaged Property or in the immediate vicinity of the Mortgaged Property or the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Mortgaged Property or into waters or other lands.

(b)	That Borrower shall (i) comply and shall cause all occupants of the Mortgaged Property to comply with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Substances, (ii) remove any Hazardous Substances immediately upon discovery of the same in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (iii) pay or cause to be paid all costs associated with such removal, (iv) prevent the migration of Hazardous Substances from or through the Mortgaged Property onto or under other properties, (v) keep the Mortgaged Property free of any lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Substances on the Mortgaged Property, (vi) not install or permit to be incorporated into any improvements in the Mortgaged Property or to exist in or on the Mortgaged Property any asbestos, asbestos containing materials, urea formaldehyde insulation or any other chemical or substance that has been determined to be a hazard to health and/or the environment, (vii) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower, or any occupant of the Mortgaged Property, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Substances onto the Mortgaged Property or into waters or other lands, and (viii) give all notifications and prepare all reports required by Environmental Laws or any other law with respect to Hazardous Substances existing on, released from or emitted from the Mortgaged Property.
(c)	That if Borrower fails to diligently dispose of or secure any Hazardous Substance after discovery thereof in full compliance with all applicable laws and regulations, Lender may at its option, but without any obligation whatsoever, proceed to so dispose of or secure the Hazardous Substance or take such other action necessitated or resulting therefrom at the cost and expense of Borrower. Borrower and Guarantors further agree that in the Event of Default or if any Hazardous Substance is discovered in, on or under the Mortgaged Property or is attributable to or affects the Mortgaged Property, Borrower shall, at its expense, permit an environmental inspection, audit, assessment, or other testing or monitoring of the Mortgaged Property, for the sole benefit of Lender, to be conducted by Lender or by an independent agent selected by Lender.

(d)	Borrower acknowledges and agrees that its obligations under this Section 5.04 are not and shall not be deemed to constitute mortgage debt, that such obligations are not secured by the Mortgage, and that such obligations shall not be terminated or otherwise affected by the sale of the Mortgaged Property in satisfaction or partial satisfaction of the Note, any foreclosure of the Mortgage or by any proceeding or deed in lieu of foreclosure or by any payment or performance of any other indebtedness or obligation or by any passage of title to Lender or by any disposition by Lender of all or any part of the Mortgaged Property or by any other action or thing, including any anti-deficiency provisions of applicable law, and that such obligations are totally independent of and unaffected by the terms of any Loan Documents or other writing or agreement, and Borrower specifically forever waives any and all claims and defenses to the contrary. The obligations of Borrower under this Section 5.04 shall survive payment of the Note.
     Section 5.05 Covenants Related to Loan Conversion. As soon as possible, but in any event prior to the Conversion Date, Borrower will provide the following to Lender:
(a)	copies of all Material Contracts not previously delivered to Lender, along with fully executed collateral assignments, consented to by the counter party if requested by Lender, of such Material Contracts;

(b)	to the extent specifically requested by Lender, copies of all warranties from suppliers covering materials, equipment and appliances included within the Improvements;

(c)	an “as-built” survey which conforms with Lender’s requirements; and

(d)	such other documents, instruments, and certificates as Lender may request.

ARTICLE VI.
EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     Section 6.01 Event of Default Defined. As used herein, the term Event of Default shall include each or all of the following events:
(a)	Borrower shall fail to pay any principal or interest due under the Note or any other amount payable hereunder when due.

(b)	Borrower or Guarantor shall default in the performance of any agreement, term, provision, condition, or covenant required to be performed or observed by Borrower or any guarantor hereunder or under the Loan Documents (other than non payment and other than a covenant or agreement or default that is elsewhere in this Agreement or in the Loan Documents specifically dealt with) required to be performed or observed by Borrower hereunder or any other Loan Document or other agreement with or in favor of Lender which is not cured within thirty (30) days of delivery of written notice of default, or if the breach is of such a nature that it cannot reasonably be cured or remedied within the thirty (30) day period, the time period for cure shall be extended for such period as may be necessary to cure such failure with reasonable diligence, but not to exceed sixty (60) days after such written notice.

(c)	Any financial information, statement, certificate, representation or warranty given to Lender by Borrower (or any of their representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing hereunder, or required to be furnished under the terms hereof or the Loan Documents, shall prove to be untrue in any material respect (as determined by Lender in the exercise of its reasonable judgment) as of the time when given.

(d)	Borrower shall be in default under the terms of any loan agreement, promissory note, guaranty, lease, conditional sales contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by Borrower to Lender, and the period of grace, if any, to cure said default shall have passed, unless such default or the underlying claim is being contested by Borrower based on a legitimate, good faith argument and Borrower has bonded or reserved sufficient monies to satisfy such default or underlying claim.

(e)	Borrower shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness in excess of $100,000 owed by Borrower to any third party, and the period of grace, if any, to cure said default shall have passed, unless such default or the underlying claim is being contested by Borrower based on a legitimate, good faith argument and Borrower or has bonded or reserved sufficient monies to satisfy such default or underlying claim.

(f)	Any final judgment shall be obtained against Borrower that, together with all other outstanding unsatisfied judgments against Borrower shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of

30 days following the date of entry thereof, unless such default or the underlying claim is being contested by Borrower based on a legitimate, good faith argument and Borrower has bonded or reserved sufficient monies to satisfy such default or underlying claim.
(g)	(i) Borrower shall cease to exist; (ii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced by Borrower or any Guarantor under any federal or state law; or (iii) if an order for relief under any present or future federal bankruptcy act or similar state or federal law shall be entered against Borrower, or if a petition or answer requesting or proposing the entry of such order for relief or the adjudication of Borrower as a debtor or a bankrupt or its or their reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof or; (iv) Borrower shall become the subject of any out-of-court settlement with substantially all of its creditors; or (v) Borrower is unable or admits in writing its inability to pay its debts as they mature.

(h)	There is a material adverse change in the financial condition of Borrower or in any collateral securing the Loan.

(i)	Borrower shall enter into any merger or consolidation transaction, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, except as permitted by this Agreement or unless the prior written consent of Lender is first obtained.

(j)	A survey shows that the Project encroaches upon any easements, unvacated street, building or parking set-backs, or upon any adjoining property to the extent Lender concludes such encroachment could result in a Material Adverse Effect.

(k)	The construction of the Project is abandoned or shall be unreasonably delayed or be discontinued for a period of forty-five (45) consecutive calendar days or such number of days as is deemed to be reasonable by Lender under the particular circumstances of the delay, in each instance, for reasons other than acts of God, fire, storm, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause over which Borrower is unable to exercise control.

(l)	The construction of the Project is abandoned or shall be unreasonably delayed or be discontinued for a period of ninety (90) consecutive calendar days as a result of or arising from acts of God, fire, storm, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause over which Borrower is unable to exercise control.

(m)	Lender shall determine that additional sums are to be deposited with Lender to provide for the completion of the Project and Borrower shall fail to deposit such sums as required by said Section 2.04 of this Agreement.

(n)	All or any portion of the Project or the Mortgaged Property, or the legal, equitable or any other interest herein, shall be sold, transferred, assigned, leased or otherwise disposed of except as permitted by this Agreement or unless the prior written consent of Lender is first obtained.

(o)	At the time any Advance is requested by Borrower, the title to the Mortgaged Property is not reasonably satisfactory to Lender, regardless of whether the lien, encumbrance or other question existed at the time of any prior Advance.

(p)	The Project is materially damaged or destroyed by other casualty and the loss, in the reasonable judgment of Lender, is not adequately covered by insurance actually collected or in the process of collection, unless such amount to be collected is contested by Borrower based on a legitimate, good faith basis and Lender is satisfied, in its sole determination, that Borrower is able to restore the Project to its condition immediately prior to such damage or destruction.

(q)	An Event of Default occurs under any of the Loan Documents. Reference is hereby made to the Loan Documents for additional occurrences constituting an Event of Default hereunder.

(r)	Borrower has failed to inject additional equity or provide additional collateral as required under Sections 2.03 or 7.20.

(s)	A Change in Control occurs or exists.

(t)	Lender reasonably deems itself insecure.
     Section 6.02 Rights and Remedies. Upon the occurrence of an Event of Default Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):
(a)	Lender may terminate the Commitment and any further obligation to fund Advances hereunder.

(b)	Lender may, by written notice to Borrower, declare immediately due and payable all unpaid principal of and accrued interest on the Note, together with all other sums payable hereunder, and the same shall thereupon be immediately due and payable without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived; provided, however, that upon the filing of a petition commencing a case naming Borrower as debtor under the United States Bankruptcy Code, the principal of and all accrued interest on the Note shall be automatically due and payable without any notice to or demand on Borrower or any other party.

(c)	Lender shall have the right, in addition to any other right of set-off, to apply any amounts Borrower has deposited with Lender or Disbursing Agent against any sums due pursuant to the Note and Mortgage.

(d)	In addition to and not in lieu of all other rights and remedies hereunder, if Lender has not received, within 10 days of written notice, any financial information, statement and/or certificate, required to be furnished under the terms hereof or the Loan Documents, Lender shall have the right to assess a late fee in the amount of $25 per document, per day.

(e)	Lender shall have the right, in addition to any other rights provided by law or in equity, to enforce its rights and remedies under the Loan Documents.
     Section 6.03 Additional Remedies Upon Event of Default During Construction. Upon the occurrence of an Event of Default prior to the date Substantial Completion occurs, and at any time thereafter during the continuance of such event, Lender may, in addition to all other available remedies, enter upon Borrower’s property and proceed either in its own name or in the name of Borrower (which authority is coupled with an interest and is irrevocable by Borrower) to complete the Project or cause the Project to be completed, at the cost and expense of Borrower. If Lender elects to complete or cause the Project to be completed, it may do so according to the Drawings and Specifications or according to such changes, alterations or modifications in and to the Drawings and Specifications as Lender deems appropriate. Lender may enforce or cancel all contracts of Borrower relating to construction and enter into other contracts which Lender deems advisable in its sole judgment. Borrower will forthwith turn over and duly assign to Lender, as Lender may from time to time require, contracts relating to construction and installation of improvements related to the Project, the Drawings and Specifications, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of Borrower pertaining to the Project. Borrower will pay to Lender, on demand, any amount or amounts expended by Lender in so completing construction of the Project, together with any costs, charges, or expenses incident thereto or resulting therefrom. In the event that a proceeding is instituted against Borrower for recovery and reimbursement of any amount expended by Lender in connection with the completion of construction of the Project, a statement of such expenditures, verified by the affidavit of an officer of Lender, will be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures, and the burden of proving to the contrary will be upon Borrower. Lender may apply the undisbursed amount of the Construction Loan Commitment to bring about the completion of construction of the Project and to pay the costs thereof; and if such funds are insufficient, in Lender’s sole judgment, to complete construction of the Project, Borrower agrees to promptly deliver and pay to Lender amounts as Lender may from time to time demand for the purpose of completing construction of the Project or of paying any liability, charge or expense which may have been incurred or assumed by Lender under or in performance of this Agreement. It is expressly understood and agreed that in no event will Lender be obligated or liable in any way to complete the Project or to pay for any Project Costs.
ARTICLE VII.
MISCELLANEOUS
     Section 7.01 Inspections. Borrower shall be responsible for making inspections of the Project during the course of the construction of the Project and shall determine to its own satisfaction that the work done or the materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the applicable contracts with such Contractors. If any work or materials supplied by a Contractor are not satisfactory to Borrower, Borrower will immediately notify Lender in writing of such fact. It is expressly understood and agreed that Lender or Inspecting Engineer may conduct such inspections of the Project as Lender may reasonably deem necessary for the protection of Lender’s interest, and that any such inspections of the Project by Lender or Inspecting Engineer will be made and will be issued solely for the benefit and protection of Lender, and that Borrower will not be entitled to rely thereon, but shall reimburse Lender for any out-of-pocket costs and expenses associated therewith. Lender shall also have the right to examine at reasonable times all books, accounts and records relating to the operation of the Project. The books of account and all other records relating to, or reflecting of, Borrower and the Project shall be kept at Borrower’s corporate offices and shall be made available to Lender and its representatives on reasonable notice at all reasonable times for examination, audit, inspection and transcription. Except during the continuance of a Default or Event of Default, the costs of such examination shall be at Lender’s expense.
     Section 7.02 Indemnification by Borrower. Borrower shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with and agrees to indemnify and hold harmless Lender, its agents, servants and employees and any holder of a participation interest as contemplated in Section 7.18 for, from and against all claims, demands and judgments made or recovered against Lender, its agents, servants and employees, because of bodily injuries, including death, at any time resulting therefrom, and/or because of damages to property of Lender or others (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the Project or the operation of the Mortgaged Property, whether or not due to any act of omission or commission, including negligence of Borrower or any Contractor or of their employees, servants or agents, except for Lender’s gross negligence and willful misconduct. Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by Borrower or subject to any exclusions from coverage in any insurance policy. The obligations of Borrower under this Section 7.02 shall survive the repayment of the Note. Whenever Borrower is obligated to indemnify or defend Lender or any holder of a participation interest as contemplated in Section 7.18 under the terms of this Agreement or under the terms of any other Loan Document, such indemnity obligations shall run to the favor of Lender and its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns, including any holder of a participation interest as contemplated in Section 7.18.
     Section 7.03 Fees. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses including without limitation, reasonable attorneys’ fees, appraisal fees (including appraisal fees incurred by Lender under Section 7.20 of this Agreement), survey fees, inspection fees, closing charges, documentary or tax stamps, recording and filing fees, Inspecting Engineer fees, insurance premiums and service charges, paid or incurred by Lender in connection with (i) the preparation, negotiation, approval, execution and delivery of the Loan Documents, and any other documents and instruments related hereto or thereto, (ii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments or modifications, (iii) the review and approval of documents submitted to Lender pursuant to any of the provisions hereof including the Draw Requests to be submitted in accordance with Section 2.02 hereof, and (iv) the enforcement by Lender during the term hereof or thereafter of any of the rights or remedies of Lender hereunder or under any of the foregoing documents, instruments or agreements or under applicable law, including, without limitation, costs and expenses of collection of any amount due to Lender under the Note or any of the Loan Documents, whether or not suit is filed with respect thereto and whether such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment, and all costs and expenses including all reasonable attorneys’ fees incurred by Lender as a result of the bankruptcy or insolvency of Borrower.
     Section 7.04 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or delivered, if to Borrower, at its address: 1060 W. Monroe Street, Washington, IA 52353, Attn: Pam Dunbar; and if to Lender, at its address: 150 South Fifth Street, Suite 3000, Minneapolis, MN 55402, Attention: Tim Sery, or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or delivered, be effective when deposited in the mails or delivered to Borrower or Lender, addressed as aforesaid.
     Section 7.05 Amendments, Determinations by Lender, Consents, Etc. This Agreement and the Loan Documents may not be amended or modified, nor may any of their terms (including, without limitation, terms affecting the maturity of or rate of interest on the Note) be modified or waived, except by written instruments signed by Lender and Borrower. In any instance where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under this Agreement or under any Loan Document, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by Lender at its sole and exclusive option and in its sole and absolute discretion.
     Section 7.06 Time of the Essence. Time is of the essence in the performance of Borrower’s obligations under this Agreement.
     Section 7.07 Waivers. No waiver by Lender of any right or remedy hereunder shall operate as a waiver of any other right or remedy, or of the same right or remedy on a future occasion. No delay on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.
     Section 7.08 Remedies Cumulative. The rights and remedies herein specified of Lender are cumulative and not exclusive of any rights or remedies that Lender would otherwise have at law or in equity or by statute.
     Section 7.09 Governing Law and Entire Agreement. Borrower and Lender, by their execution of this Agreement, expect and intend that this Agreement be governed by and construed under the laws of the State of Minnesota and Borrower and Lender consent to the jurisdiction of the State of Minnesota for all purposes. The Loan Documents contain the entire agreement of the parties on the matters covered herein and therein.
     Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

     Section 7.11 Term. This Agreement, and the terms and conditions hereof, shall survive the execution and delivery of the Note and other Loan Documents and shall remain in full force and effect until the Note is paid in full. The representations, warranties, covenants and agreements of Borrower and guarantor survive the execution and delivery of the Note and other Loan Documents, and where applicable, survive the repayment of the Note.
     Section 7.12 Successors and Assigns. This Agreement, and the terms and provisions hereof, shall be binding upon Borrower and guarantor and each of its respective heirs, successors and permitted assigns, and shall inure to the benefit of Lender, its successors and assigns; provided, however, that Borrower may not transfer or assign this Agreement, including, without limitation, its right to borrow hereunder, without the prior written consent of Lender.
     Section 7.13 Offsets. As additional security for the payment of the Note and the other obligations of Borrower under this Agreement and the other Loan Documents and any other obligations of Borrower to Lender of any nature whatsoever (collectively the “Obligations”), Borrower hereby grants to Lender a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Lender or Disbursing Agent. Lender may, at any time upon the occurrence of an Event of Default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Lender) set off against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.
     Section 7.14 Headings. The descriptive headings for the several Sections of this Agreement are inserted for convenience only and shall not define or limit any of the terms or provisions hereof.
     Section 7.15 Accounting. Unless otherwise expressly provided herein, or unless Lender otherwise consents in writing, all accounting terms used herein that are not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with generally accepted accounting principles and all financial statements and reports furnished to Lender hereunder shall be prepared, and all computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles and practices, consistently applied.
     Section 7.16 Not Joint Venture. Lender is not, and shall not by reason of any provision of any of the Loan Documents, be or be deemed to be a joint venturer with or partner or agent of Borrower.
     Section 7.17 Adequacy of Loan Proceeds. Lender has not made, nor shall it be deemed to have made, any representation or warranty that the Commitment is or will be sufficient to complete the Project.
     Section 7.18 Participations. Lender may, in its sole discretion, sell in whole or in part, assign and convey to one or more financial institutions undivided participation interests in and to the Loan and the Loan Documents and Borrower hereby consents to the same, and the disclosure of all financial information of Borrower necessary to effectuate the same.

     Section 7.19 Relationship to Other Documents. The warranties, covenants and other obligations of Borrower and the rights and remedies of Lender that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in this Agreement and/or the Loan Documents, all terms shall be cumulative so as to give Lender the most favorable rights set forth in the conflicting documents.
     Section 7.20 Reappraisals. Lender shall have the right (but not the obligation) to obtain an update of the existing appraisal of the Mortgaged Property or a new appraisal of the Mortgaged Property for the sole benefit of Lender but at the sole cost and expense of Borrower under the following circumstances:
(a)	Upon an Event of Default under this Agreement.

(b)	Lender has determined that the security for the Loan has been physically or economically impaired in any manner.

(c)	If, for any reason, construction of the Project is delayed by more than sixty (60) days beyond the construction schedule provided by the Borrower at Loan closing, Lender may obtain, at the Borrower’s expense, one or more new or updated appraisals of the Project by an appraiser acceptable to Lender. If the estimated as-stabilized market value of the Project, as reported in the new or updated appraisal, results in a ratio of aggregate loan to value ratio that is greater than sixty five percent (65)%, the Borrower shall, within 30 days, inject additional cash equity or provide additional collateral acceptable to Lender to reduce the ratio to sixty five percent (65%) or less.
In any such event, Borrower shall fully cooperate with Lender and Lender’s appraiser as may be necessary and shall allow Lender and/or Lender’s appraiser complete access to the Mortgaged Property for the purpose of completing such appraisal of the Mortgaged Property.
     Section 7.21 Construction Signage. To the extent permitted by law, during construction, Lender may place a sign on the Mortgaged Property specifying that it is participating in the financing of the Project. Further, Lender may publicize the financing and may include a general description of the Project in publicity releases.
     Section 7.22 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 7.23 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement will be considered to have been relied upon by Lender and will survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and will continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as either Commitment is in effect. The provisions of Section 8.24 will survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and termination of the Commitments, or this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement will survive the execution and delivery of this Agreement and the other Loan Documents.
     Section 7.24 Severability. Any provision of this Agreement or any other Loan Document which is held to be illegal, invalid or unenforceable in any jurisdiction, will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.25 Transferable Record. This Agreement, the Notes and the other Loan Documents are “transferable records” as defined in applicable law relating to electronic transactions. Therefore, Lender may, on behalf of Borrower, create a microfilm, optical disk or electronic image of such Loan Documents that are authoritative copies under applicable law. Lender may store such authoritative copies in microfilm or electronic form and destroy the paper original as part of its normal business practices. Lender, on its own behalf, may control and transfer such authoritative copies as permitted by applicable law.
     Section 7.26 Notice of Claims Against Lender; Limitation of Certain Damages. In order to allow Lender to mitigate any damages to Borrower from Lender’s alleged breach of its duties under the Loan Documents or any other duty, if any, to Borrower, Borrower agrees to give Lender prompt written notice of any claim or defense it has against Lender, whether in tort or contract, relating to any action or inaction by Lender under any Loan Document, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to Lender represents the parties’ agreed-upon standard of performance regarding claims against Lender. Notwithstanding any claim that Borrower may have against Lender, and regardless of any notice Borrower may have given Lender, Lender will not be liable to Borrower for consequential, punitive and/or special damages.
IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES, EXCEPT THOSE CONTAINED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND LENDER. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND LENDER, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN

INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
LENDER:
BANKFIRST,
a South Dakota state bank
By: /s/ James A. Lund
Its: Authorized Signatory
BORROWER:
IOWA RENEWABLE ENERGY, LLC,
an Iowa limited liability company
By /s/ Michael J. Bohannan
Its Chairman
[SIGNATURE PAGE TO LOAN AGREEMENT]

EXHIBIT A
DRAW REQUEST
BANKFIRST
Attention:
     Pursuant to the Construction-Term Loan Agreement dated as of September ___, 2006 by and among IOWA RENEWABLE ENERGY, LLC (“Borrower”) and BANKFIRST (“Lender”), Borrower hereby submits this Draw Request to Lender pursuant to the Construction-Term Loan Agreement and certifies to Lender as follows (capitalized terms being used with the respective meanings attributed thereto in the Loan Agreement):
1.	Requested Advance Date: .

2.	Amount of requested Advance: .

3.	The Project Costs to be paid with the proceeds of this requested Advance, broken down by categories to correspond to the categories of Project Costs shown on the Sworn Construction Statement and further broken down by payee and the amount of each such payee, and all appropriate information relating thereto, are set forth on Attachment 1 hereto.

4.	All Project Costs itemized on Attachment 1 are costs specified in the Project Budget and are due and payable and do not exceed the Project Budget amount.

5.	On the date hereof, no default or Event of Default under the Construction-Term Loan Agreement exists.

6.	As the date hereof, Borrower has not entered into or consented to any change order or modification of the Project Documents that will increase Project Costs above the limits allowed in the Construction — Term Loan Agreement or that will materially delay completion of the Project except as previously disclosed to and approved by Lender.

7.	After giving effect to the Advance herein requested, the amount of the unused Commitment will be sufficient to pay all remaining unpaid Project Costs through completion of the Project.

8.	Borrower hereby certifies that all representations and warranties of Borrower made in the Construction — Term Loan Agreement are ratified and reaffirmed and are true and correct in all respects as of the date hereof.
IOWA RENEWABLE ENERGY, LLC,
an Iowa limited liability company
By
Its

A-1

EXHIBIT B
PERMITTED ENCUMBRANCES
1.	Real estate taxes for the fiscal year 2005-2006, payable in 2006-2007 and thereafter.

2.	Levied and pending special assessments, if any.

3.	Easement for electric transmission purposes, together with any incidental rights, in favor of Iowa Southern Utilities Company, as contained in the Transmission Line Easement, dated November 24, 1967, recorded November 24, 1967, in Book 44 of Misc., Page 191 and as contained in the Transmission Line Easement dated March 27, 1968, recorded April 4, 1968, in Book 44, of Misc., Page 447.

4.	Rights of the public and others in and to 7th Street and the County Road as shown on the Property Survey recorded March 14, 1995, in Plat Book 89, Page 87 and on the Plat of Survey recorded July 9, 2004, as Document No. 04-3177.

B-1

EXHIBIT C
COVENANT COMPLIANCE CERTIFICATE
     I,                                         , the                                           of IOWA RENEWABLE ENERGY, LLC (“Borrower”), pursuant to the Construction-Term Loan Agreement dated September ___, 2006, (the “Agreement”), hereby certify to BANKFIRST, a South Dakota state bank (“Lender”) as follows:
     As of the close of business on                     , the following amounts and ratios were true and correct:

1.	Debt Service Coverage Ratio
a. Actual Debt Service Coverage Ratio

	b. Minimum Debt Service Coverage Ratio	1.25 to 1.00

2.	Fixed Charge Coverage
a. Actual Fixed Charge Coverage

	b. Minimum Fixed Charge Coverage	1.50 to 1.00

3.	Current Assets to Current Liabilities
a. Actual Ratio of Current Assets to Current Liabilities

	b. Minimum Ratio of Current Assets to Current Liabilities	1.50 to 1.00

4.	Debt Obligations to Project Earnings (before EBITDA)
a. Actual Ratio of Debt Obligations to Project Earnings

	b. Minimum Ratio of Debt Obligations to Project Earnings	2.50 to 1.00
     AS OF THE DATE OF THIS CERTIFICATE, ALL CONDITIONS PRECEDENT HAVE BEEN MET AND NO EVENT HAS OCCURRED WHICH CONSTITUTES AN EVENT OF DEFAULT AS DEFINED IN THE AGREEMENT.
Date of Certificate:

Signature

C-1

EXHIBIT D
LEGAL OPINION
October ___, 2006
BANKFIRST
150 South Fifth Street
Suite 3000
Minneapolis, Minnesota 55402

Re:	Construction-Term Loan Agreement dated October 10, 2006, between Iowa Renewable Energy, LLC, as Borrower, and BANKFIRST (“Lender” or “you”)
Ladies/Gentlemen:
     We have acted as special counsel for Iowa Renewable Energy, LLC, an Iowa limited liability company (“Borrower”) in connection with the borrowing by Borrower of monies from you (“Loan”) in the principal sum of Thirty Four Million Seven Hundred Fifteen Thousand and No/100 Dollars ($34,715,000.00) as evidenced by the Loan Documents referred to hereinafter and the consummation of the transactions described herein. This opinion is delivered to you pursuant to Section 3.01(z) of the Construction-Term Loan Agreement (“Loan Agreement”) between Borrower and you. Capitalized terms used, but not defined, herein shall have the meanings assigned to them in the Loan Agreement.
     In connection with this opinion we have examined copies of the following documents (the “Loan Documents”) each of even date herewith:
a.	the Loan Agreement;

b.	the Promissory Note (“Note”) of Borrower, in the principal sum of Thirty-Four Million Seven Hundred Fifteen Thousand and no/100 Dollars ($34,715,000.00) due and payable to your order; and

c.	the Mortgage (“Mortgage”) mortgaging certain real property (“Premises”) owned by Borrower and more fully described in the Mortgage as security for the Note; and

d.	the Assignment of Contract Documents and Intangibles (“Assignment of Contract Documents”); and

e.	the Assignment of Leases and Rents (“Assignments of Leases and Rents”); and

f.	the Collateral Assignment of Major Subcontracts (“Assignment of Major Subcontracts”); and

g.	the Security Agreement (“Security Agreement”); and

h.	the Environmental Indemnity Agreement (“Environmental Indemnity”).
     In connection with the foregoing, we have reviewed and examined executed counterparts of the above documents and the following (“Organizational Documents”):
a.	Borrower’s Articles of Organization and all amendments, certified by the Secretary of State of Iowa;

b.	Certified copies of Borrower’s operating agreement and all amendments thereto; and

c.	Corporate Resolutions of Borrower in connection with the Loan and the transactions contemplated thereby and records of proceedings and actions of members, directors, officers and Board of Directors of Borrower with respect to matters pertaining to this opinion.
     In addition we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records, documents, agreements, instruments and other materials, and have made such other investigation, as we have deemed necessary and appropriate to render the opinions set forth in this letter. We have also examined and relied upon representations and warranties as to matters of fact (other than facts constituting conclusions of law) contained in and made pursuant to the Loan Documents and such other resolutions, documents and certificates as we have deemed necessary or appropriate to enable us to render the opinions expressed herein, all of which are subject to the limitations, assumptions and qualifications noted below.
     In rendering these opinions we have assumed and relied upon, but have not independently verified:
     (i) the genuineness of all signatures on all documents, the legal capacity and competency for all purposes relevant hereto of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies, the correctness, completeness and accuracy of all facts set forth in all representations, warranties and certificates referred to or identified in this opinion and all public records reviewed, and that there are no documents, agreements or understandings to which the Lender is a party between the Lender, on the one hand, and the Borrower on the other hand, other than the Loan Documents, which would have an effect on the opinions set forth below;

     (ii) In examining documents executed by parties other than the Borrower, we have assumed that such parties had the requisite power, right and authority (corporate or otherwise) to execute, deliver and perform all of their respective obligations thereunder and have also assumed the due authorization by all requisite corporate action and execution and delivery of such documents by such parties, and the validity, legality and binding effect of those documents on those parties.
     (iii) As to questions of fact material to our opinions, we have relied upon the representations and warranties made in the Loan Documents and upon certificates of officers or other representatives of the Borrower and of public officials (“Certificates”). We have not independently or through third parties verified such representations and warranties or Certificates, or made any independent investigation as to the existence of agreements, instruments or other documents, orders, judgments or decrees by which the Borrower or any of its properties or assets may be bound.
     (iv) The Lender and each of the parties to the Loan Documents, other than Borrower, whether individually or on behalf of an entity, are duly authorized and have duly and validly executed and delivered each such instrument, document, and agreement to be executed in connection with the Loan Agreement and the loan/financing to which such party is a signatory, and such party’s obligations set forth in the Loan Documents are its legal, valid, and binding obligations, enforceable in accordance with their respective terms.
     (v) The terms and conditions reflected in the Loan Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Loan Documents.
     (vi) All applicable Loan Documents will be duly filed, indexed and recorded among the appropriate official records, as set forth below, with all fees, charges and taxes having been paid.
     (vii) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.
     (viii) Lender and any agent acting for Lender have acted in good faith, and complied with the requirement of fair dealing and conscionability, and without notice of any defense against enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of the transaction.
     When used herein, the term “our knowledge” shall mean that we have no actual knowledge of facts which are contrary to the opinion rendered, without having undertaken independent investigation or verification of any such facts, and shall be limited to our reliance upon the actual present knowledge of the following attorneys in our firm: Amy R. Piepmeier, Catherine C. Cownie, Mark E. Roth, and Harold N. Schneebeck, who have devoted substantive attention to matters for the Borrower within the last twelve months and not the knowledge of the firm generally. Except as otherwise noted herein, we have undertaken no independent investigation or verification of such matters.
     Based upon the foregoing, we are of the opinion that:

     1. Each one of the Loan Documents have been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except that enforcement of remedies may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, or principles of equity, public policy, or the discretion of the court affecting generally the enforcement of creditor’s remedies.
     2. Neither the borrowing of the Loan nor the execution and delivery of the Loan Documents nor the performance of the provisions of the agreements therein contained on the part of Borrower will contravene, violate or cause a default under the Organizational Documents, or to the best of our knowledge, any agreement, mortgage, indenture, or lease or, any license, permit, judgment, decree, order, statute, ordinance, rule or governmental regulation to which Borrower are subject or a party or by which it or any of Borrower’s properties are bound.
     3. To the best of our knowledge, there are no suits, actions or proceedings at law or in equity or by or before any governmental instrumentality or agency now pending against or, to the best of our knowledge, threatened against Borrower and or any of Borrower’s properties, or both, nor has any judgment, decree or order been issued against Borrower or its properties, which would have a material adverse affect on the Premises or the financial condition of Borrower or such properties.
     4. No consent, approval, order or authorization of, or designation, registration, declaration, qualification or filing with any regulatory authority on the part of Borrower, other than those already obtained, are necessary or required by law as a prerequisite to the execution and delivery of the Loan Documents and the carrying out of the transactions contemplated by or the enforcement of the remedies provided in the Loan Documents.
     5. Borrower is a limited liability company in good standing duly organized and validly existing under the laws of the State of Iowa and has all requisite power and authorization to own and operate the Premises, to enter into the Loan Documents to which it is a party, to conduct Borrower’s affairs and to borrow the Loan and otherwise assume and perform the obligations on Borrower’s part to be assumed and performed as contemplated by the Loan Documents. To our knowledge, Borrower is in compliance with all laws, regulations, ordinances and orders of public authorities applicable to it and is in compliance with all laws of the State of Iowa regulating the doing of business in that State except such noncompliance which would not constitute a material adverse effect.
     6. You have asked for our opinion that the Loan, including the interest payable thereunder, and all fees paid in connection therewith, is governed by the laws of the state of Minnesota and is not violative of any applicable usury law or other laws regulating the reservation, payment or collection of interest and that a court of jurisdiction in the State of Minnesota will apply the laws of the State of Minnesota in construing the Loan Documents. We are members of the Bar of the State of Iowa and do not hold ourselves out as experts on the law of any other state. With regard to any choice of law provisions in the Loan Documents, Iowa courts will generally uphold choice of law contract provisions if the parties act in good faith and agree that the law of the state in the United States where one of the parties is located governs. Therefore, it is likely that the courts of the State of Iowa would enforce the provisions of the Loan Documents stipulating that the Loan will be governed by the laws of the State of Minnesota. Assuming that the courts of the State of Minnesota would employ the same choice of law rules as the courts of the State of Iowa, we believe it is likely that the courts of the State of Minnesota would enforce the provisions of the Loan Documents stipulating that the validity, construction and enforceability thereof will be governed by the laws of the State of Minnesota; provided, however, that (i) the perfection and the effect of perfection or nonperfection of a lien or security interest in any personal property referred to in any of the foregoing documents may be governed by other states’ laws, and (ii) matters affecting interests in real property may be governed by the laws of the state in which such property is located. With respect to usury laws, the payment of interest at the highest rate provided for in the Loan Documents is not usurious under Iowa Law.
     The foregoing opinions are based in part upon and subject to the assumptions, limitations, qualifications and exceptions set forth below in addition to the qualifications, exceptions, limitations and assumptions set forth above:
     (a). Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the limitations that might result from bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential transfer, fraudulent conveyance, and other state and federal laws relating to or affecting the rights or remedies of creditors generally, now or hereafter, in effect.
     (b). Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Loan Documents are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally. Accordingly, certain remedies set forth in the Loan Documents may be subject to equitable defenses and to the discretion of the court and may require further notices and actions to be taken by the Lender prior to availing itself of such rights and remedies.
     (c). Except as expressly stated herein, we advise you that we have not conducted, nor do we undertake to conduct, any independent review or investigation of, and no opinion is expressed or implied as to the truth, accuracy or completeness of any of the representations, warranties or other statements of the Borrower, or the partners, directors, officers or employees of the Borrower, or any other person contained in any of the Loan Documents or in any exhibit, schedule or attachment thereto.
     (d). We express or imply no opinion as to what actions the parties to the Loan Documents are required to or may take or fail to take on or after the date hereof which, if taken or not taken, would affect or impair the legality, validity, binding effect and/or enforceability of the Loan Documents or the rights and remedies of the parties thereunder.
     (e). With respect to the legality, validity, binding effect and enforceability of the remedies available to the Lender under the Uniform Commercial Code in force in the State of Iowa (“UCC”), we have assumed that the Lender will enforce such remedies in accordance with the UCC and under such circumstances and in a manner in which it is commercially reasonable to do so. In addition, because a claimant bears the burden of proof required to support its claim, our opinion assumes that you will undertake the effort and expense necessary to present your claims in the prosecution of any remedy accorded you under the Loan Documents.
     (f). We express no opinion with respect to the legality, validity, binding effect and/or enforceability of any provision of the Loan Documents: (i) purporting to provide for indemnification, exoneration, exculpation or limitation of liability of a party for its action or inaction, or for liability due to its own fault; (ii) stating that waivers of notice, or of rights or remedies (or the delay in, omission of, or enforcement thereof) or the benefits of statutory provisions or constitutional or common law rights will not operate as a waiver thereof, or broadly or vaguely stated provisions waiving rights or waivers of unknown future rights or duties imposed by law; (iii) declaring that the documents may only be amended or waived in writing; (iv) consenting to jurisdiction or waiving statutes of limitation or jury trials; (v) purporting to waive any requirement of reasonable or diligent performance or other care on Lender’s part with respect to the recognition or preservation of Borrower’s rights to or interest in any property subject to any security interest or lien granted thereby; (vi) providing that delays will not operate as a waiver; (vii) attempting to modify or waive any requirements of commercial reasonableness or notice arising under applicable state or federal laws or the due process clause of the United States Constitution; (viii) purporting to ratify any action the Lender may take without specifying the standards for such action; and (ix) certain other provisions in the Loan Documents, including, without limitation, self-help provisions, provisions that purport to establish evidentiary standards, provisions requiring the payment of a late payment or repayment charge, fee, reinvestment charge, premium or penalty, however denominated, are or may be unenforceable in whole or in part. We also express no opinion regarding the validity or enforceability of the Loan Documents against any parties other than the Borrower.
     (g). Certain rights, remedies, waivers, indemnities and other provisions contained in the Loan Documents, in addition to those specifically enumerated above, may be limited or rendered ineffective by applicable Iowa laws or judicial decisions governing such provisions, or by public policy considerations of paramount public interest, but such laws and judicial decisions do not render the Loan Documents invalid as a whole, or substantially prevent or impair the practical realization of the benefits intended by the Loan Documents.
     (h) We express no opinion as to zoning, subdivision or similar matters, the compliance of the mortgaged property with building codes, restrictions or environmental laws, the title to or ownership of any property of the Borrower, the sufficiency or accuracy of the description of any collateral referred to in the Loan Documents, or the priority of any liens or security interests purported to be created by the Loan Documents.
     (i) We express no opinion as to the effect of any federal or state tax lien on the rights and remedies afforded under the Loan Documents or of the legal rights of governmental agencies of attachment or forfeiture under various criminal statutes.
     (j) We express no opinion as to the validity or enforceability of any documents which we have not examined, but which might be referenced or incorporated as a matter of law in a document which we have examined.
     (k) We are members of the Bar of the State of Iowa and do not hold ourselves out as experts on the law of any other state. Consequently, we have made no independent review of the laws of any jurisdiction other than the State of Iowa and express no opinion as to the laws of any jurisdiction other than the State of Iowa and the federal laws of the United States of America. We express no opinion with respect to (i) the laws of any other jurisdiction nor any state or federal law or regulation governing BankFirst or (ii) the impact of such laws on the Loan Documents or the transactions contemplated thereby. For purposes of this opinion we have assumed that the internal laws (as opposed to the choice of law rules) of the State of Iowa and applicable federal law would apply and have rendered our opinion on that basis. To the extent that the law of another jurisdiction applies, we have assumed that the law of that jurisdiction would be the same as Iowa law. Except as expressly stated herein, we render no opinion as to the enforceability of any choice of law or forum selection provision.
     (l). We have not examined and express no opinion with respect to title to any property, nor do we express any opinion with respect to the existence of encumbrances upon any property or the attachment, validity, perfection or priority of any liens or security interests.
     (m) We express no opinion as to the solvency of the Borrower as of the date of this opinion letter, and to the extent that any opinion herein is reliant upon the Borrower being solvent, such opinion in limited accordingly.
     This opinion is limited to the specific legal issues addressed herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. Our opinion is rendered to you, the Lender, solely for your benefit in connection with consummation of the transactions set forth in the Loan Documents and may not be used, circulated, quoted in whole or in part, filed publicly or delivered to, relied upon, or otherwise referred to by any other person or for an other purpose without our prior written consent. Our opinion is based upon the state of facts and the law existing and in effect on the date hereof, which are subject to change prospectively or retroactively, and we assume no obligation to revise, supplement or update this opinion in any respect at any time subsequent to the date hereof in order to account for any change in the law (whether or not hereinafter enacted or adopted) or future facts, events or circumstances affecting any of the transactions contemplated by any of the Loan Documents.
     This opinion constitutes our entire opinion regarding the subject matter hereof and supersedes all prior opinions regarding such subject matter.
Very truly yours,